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                                                                     Exhibit 8.1


           [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON]


                                                  June 25, 2002






MeriStar Hotel & Resorts, Inc.
1010 Wisconsin Avenue, NW
Washington, DC 20007

Ladies and Gentlemen:

                  We have acted as tax counsel to MeriStar Hotel & Resorts, Inc. ("MeriStar") in connection with the proposed merger ("Merger") of Interstate Hotels Corporation ("Interstate") with and into MeriStar pursuant to the Agreement and Plan of Merger dated as of May 1, 2002 (the "Merger Agreement") by and among MeriStar and Interstate. This opinion is being furnished to you pursuant to Section 6.2(e) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

                  In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Registration Statement on Form S-4 (the "Registration Statement"), as filed by MeriStar with the Securities and Exchange Commission on June 4, 2002. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

                  In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof;
(ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any

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MeriStar Hotels & Resorts, Inc.                                               2


such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

                  Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificates from MeriStar and Interstate dated the date hereof. These representations relate to the Merger and its qualification as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code").


                  Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that each of MeriStar and Interstate will be a party to that reorganization within the meaning of Section 368(b) of the Code.

                  This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Registration Statement may affect the conclusions stated herein.

                  We express no opinion as to any federal income tax issue or other matter except that set forth above.

                                  Very truly yours,


                                  /s/ Paul, Weiss, Rifkind, Wharton & Garrison